Item 77.H - Change in Control of Registrant

Obtaining Control of Credit Suisse
Multialternative Strategy Fund A

As of April 30, 2017 TD Ameritrade owned 48,436 shares of the Fund, which represented 34.90% of the outstanding shares. As of October 31, 2017 TD
Ameritrade owned 38,275 shares of the Fund, which represented 31.63% of the Fund outstanding shares. Accordingly, Shareholder has continued to be a controlling person of the Fund.


Obtaining Control of Credit Suisse
Multialternative Strategy Fund C

As of April 30, 2017 Brown Brothers Harriman &
Co owned 4,365 shares of the Fund, which represented 100.00% of the outstanding shares. As of October 31, 2017 Brown Brothers Harriman &
Co owned 4,365 shares of the Fund which represent
100.00% of the Fund. Accordingly, Shareholder has continued to be a controlling person of the Fund.


Obtaining Control of Credit Suisse
Multialternative Strategy Fund I

As of April 30, 2017, National Financial Services
Corp owned 4,093,399 shares of the Fund, which represented 34.69% and TD Ameritrade Inc. owned
6,456,348, which represented 54.72% of the outstanding shares. As of October 31, 2017
National Financial Services Corp owned 2,815,590 shares of the Fund, which represented 29.05% and TD Ameritrade owned 5,286,632 shares of the Fund, which represented 54.55% of the Fund.
Accordingly, Shareholder has continued to be a controlling person of the Fund.